Exhibit 99.1
NEWS RELEASE
Tuesday, August 3, 2010

Contact:	Shawn Housley
Director, Investor Relations
(281) 443-3370
shousley@smith.com
SMITH INTERNATIONAL, INC. QUARTERLY EARNINGS INCREASE 124 PERCENT OVER PRIOR YEAR
     HOUSTON, Texas (August 3, 2010)...Smith International, Inc. (NYSE: SII) announced second quarter income from continuing operations of $71.7 million, or $0.29 per diluted share, excluding net after-tax charges. Reported net income for the second quarter of 2010 was $65.1 million, or $0.26 cents per diluted share, on revenues of $2.30 billion. The impact of current quarter charges for transaction costs associated with the proposed merger with Schlumberger and Venezuela currency-related losses were partially offset by a remeasurement gain reported in connection with the purchase of the remaining 65 percent interest in @Balance B.V.
     On a comparable basis, second quarter 2010 earnings from continuing operations were more than double those of the second quarter of 2009, which totaled $32.1 million on revenues of $1.94 billion. Sequential quarter earnings from continuing operations, net of charges, increased 54 percent as compared to the $46.5 million on revenues of $2.14 billion reported for the first quarter of 2010.
     The Company’s financial performance in the second quarter of 2010 was favorably influenced by the continued expansion of U.S. land drilling activity, which more than offset the impact of the seasonal drilling downturn in Canada.
     Consolidated revenues rose 7 percent on a sequential-quarter basis and 18 percent from the comparable prior-year quarter. The increase over the prior period was concentrated in the U.S. market where revenues increased 19 percent as compared to the average M-I SWACO rig count which rose 12 percent. Outside the United States, significant growth reported in the Middle East/Asia region was offset by the impact of the seasonal spring break up on Canadian drilling activity and a moderate decrease in Latin America.

     M-I SWACO segment revenues were $1.16 billion for the second quarter of 2010, a 4 percent increase on a sequential basis and 14 percent above the prior-year period. The revenue growth was concentrated in the Eastern Hemisphere, principally in Vietnam, Indonesia, Malaysia and Kuwait. The impact of a 21 percent sequential increase in land-based revenue in the United States was partially offset by the seasonal decline in Canada, lower customer spending in Latin America, and the impact of the deepwater drilling moratorium in the Gulf of Mexico announced in May 2010.
     Smith Oilfield segment revenue was $650.2 million for the three months ended June 30, 2010, 13 percent higher on a sequential-quarter basis and 25 percent above that reported in the prior-year quarter. The majority of the increase was derived from the United States where revenue grew by 24 percent sequentially and 29 percent as compared to the second quarter in the prior year. The increase was across all product offerings and was particularly strong in land-based activity. In addition, sequential quarter revenue growth was reported in all other geographic areas except for Canada, which fell due to the seasonal break-up period. Eastern Hemisphere sales volumes were favorably affected by a higher demand for drilling-related products and services as well as drill bit tender deliveries with particularly strong performance in the North Sea, Iraq and West Africa.
     The Distribution segment’s second quarter revenues were $490.3 million, 9 percent above the March 2010 quarter and 19 percent higher on a year-on-year basis. Project spending in the United States for line pipe rose over 50 percent from the prior quarter and, together with higher energy sector volumes, more than offset the impact of lower seasonal activity levels from the Canadian operations.
     Improved profitability and continued focus on working capital investment allowed the Company to generate $169.1 million in cash flows from operations during the June 2010 quarter while continuing to moderately decrease its total debt. During the three months ended June 30, 2010, the Company used cash flows from operating activities together with $50.1 million of cash on-hand to fund $112.0 million of net capital expenditures, $75.1 million in acquisition-related investments and $29.8 million in dividends to stockholders.
     As indicated in the prior quarter and in response to a continuing favorable industry environment, the Company has increased its expected capital investment for the year, estimating spending to range from $420 million to $450 million. The Company stated that further capital expenditure increases throughout the year are possible and would be implemented in accordance with the terms of the merger agreement between the Company and Schlumberger Limited.

     The Company’s revenue attributable to the U.S. Gulf of Mexico represented approximately 6 percent of its consolidated revenue for the year ended December 31, 2009. The majority of revenues derived from drilling operations are generally high-performance services and products deployed in deepwater operations and, as such, the Company continues to redeploy personnel and assets as appropriate to minimize the near-term impact of the moratorium on its operating results. For the third quarter of 2010, the Company expects a $0.04 to $0.06 per share unfavorable impact on earnings due to the current drilling moratorium. At this time, Smith cannot predict what further impact the Deepwater Horizon incident may have on the regulation of offshore oil and gas exploration and development activity, the cost or availability of insurance coverage to cover the risks of such operations, or what actions may be taken by customers of the Company or other industry participants in response to the incident. Increased costs for the operations of the Company’s customers in the U.S. Gulf of Mexico, along with permitting delays, could affect the economics of currently planned activity in the area and demand for their services. A prolonged suspension of drilling activity in the U.S. Gulf of Mexico and resulting new regulations could materially adversely affect the Company’s financial condition, results of operations or cash flows.
     As previously announced by the parties, the U.S. Department of Justice and the European Commission have both cleared the proposed merger of Smith and Schlumberger Limited without any conditions. The closing of the proposed merger remains subject to approval by Smith stockholders and the satisfaction or waiver of the other closing conditions contained in the merger agreement between the companies. The 2010 annual meeting of stockholders of Smith is scheduled for August 24, 2010, at which meeting stockholders of Smith will consider and vote upon matters including the proposed adoption of the agreement and plan of merger between Smith and Schlumberger. Subject to receipt of approval from Smith stockholders, Schlumberger and Smith expect to close the merger on August 27, 2010.
     Smith International, Inc. is a leading supplier of premium products and services to the oil and gas exploration and production industry. The Company employs over 23,000 full-time personnel and operates in over 80 countries around the world.
     Certain comments contained in this news release concerning among other things, the Company’s outlook, financial projections and business strategies constitute “forward-looking statements” within the meaning of the federal securities laws. Whenever possible, the Company has identified these forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “project,” “should” and similar terms. The forward-looking statements are based upon management’s current expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of risk factors including, but not limited to, satisfaction of the closing conditions to the merger between the Company and Schlumberger, the risk that the contemplated merger does not occur, negative effects from the pendency of the merger, the ability to successfully integrate the merged businesses and to realize expected synergies, the risk that we will not be able to retain key employees, expenses of the merger, overall demand for and pricing of the Company’s products and services, general economic and business conditions, the level of oil and natural gas exploration and development activities, our global operations and global economic conditions and activity, political stability of oil-producing countries, finding and development costs of operations, decline and depletion rates for oil and natural gas wells, effects of changes in laws or regulations, including the suspensions and potential drilling moratoriums in the Gulf of Mexico, seasonal weather conditions, industry conditions, including IP infringement litigation, and changes in and the costs of compliance with laws or regulations, many of which are beyond the control of the Company and other risks and uncertainties detailed in our most recent form 10-K and other filings that the Company makes with the Securities and Exchange Commission. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.
     Non-GAAP Financial Measures. The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in this press release could be considered non-GAAP measures. See the Supplementary Data — Schedule III in this release for the corresponding reconciliations to GAAP financial measures for the three-month periods ended June 30, 2010 and 2009 and March 31, 2010, and the six-month periods ended June 30, 2010 and 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.
     Financial highlights follow:

SMITH INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,		March 31,
	2010	2009	2010

Revenue	$2,296,063	$1,944,289	$2,137,811

Costs and expenses:
Costs of revenue	1,637,394	1,415,259	1,546,631
Selling, general and administrative expenses	467,216	395,726	466,301

Total costs and expenses	2,104,610	1,810,985	2,012,932

Operating income	191,453	133,304	124,879

Interest expense	36,917	42,803	37,722
Interest income	(890)	(729)	(678)

Income before income taxes and noncontrolling interests	155,426	91,230	87,835

Income tax provision	50,229	27,957	41,239

Net income	105,197	63,273	46,596

Noncontrolling interests in net income of subsidiaries	40,123	38,887	35,055

Net income attributable to Smith	$65,074	$24,386	$11,541

Earnings per share attributable to Smith:
Basic	$0.26	$0.11	$0.05

Diluted	$0.26	$0.11	$0.05

Weighted average shares outstanding:
Basic	248,539	219,307	248,360

Diluted	250,333	220,245	249,761

SMITH INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Six Months Ended June 30,
	2010	2009

Revenues	$4,433,874	$4,355,768

Costs and expenses:
Costs of revenues	3,184,025	3,134,436
Selling, general and administrative expenses	933,517	846,350

Total costs and expenses	4,117,542	3,980,786

Operating income	316,332	374,982

Interest expense	74,639	70,327
Interest income	(1,568)	(1,087)

Income before income taxes and noncontrolling interests	243,261	305,742

Income tax provision	91,468	98,275

Net income	151,793	207,467

Noncontrolling interests in net income of subsidiaries	75,178	86,146

Net income attributable to Smith	$76,615	$121,321

Earnings per share attributable to Smith:
Basic	$0.31	$0.55

Diluted	$0.31	$0.55

Weighted average shares outstanding:
Basic	248,450	219,254

Diluted	250,059	219,925

SMITH INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009

Current Assets:
Cash and cash equivalents	$497,660	$988,346
Receivables, net	1,930,784	1,791,498
Inventories, net	1,880,623	1,820,355
Other current assets	254,609	215,037

Total current assets	4,563,676	4,815,236

Property, Plant and Equipment, net	1,972,242	1,923,465

Goodwill and Other Assets	4,044,813	4,000,714

Total assets	$10,580,731	$10,739,415

Current Liabilities:
Short-term borrowings	$316,549	$358,768
Accounts payable	693,556	589,748
Other current liabilities	541,951	462,273

Total current liabilities	1,552,056	1,410,789

Long-Term Debt	1,481,927	1,814,254

Other Long-Term Liabilities	655,045	684,442

Stockholders’ Equity	6,891,703	6,829,930

Total liabilities and stockholders’ equity	$10,580,731	$10,739,415

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA – SCHEDULE I
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2010	2009	2010	2010	2009

REVENUE DATA
Consolidated:
United States	$995,703	$772,535	$838,432	$1,834,135	$1,862,075
Canada	177,344	133,612	227,713	405,057	325,896

North America	1,173,047	906,147	1,066,145	2,239,192	2,187,971

Latin America	261,762	227,499	270,809	532,571	503,606
Europe/Africa	558,782	510,689	541,454	1,100,236	1,050,504
Middle East/Asia	302,472	299,954	259,403	561,875	613,687

Non-North America	1,123,016	1,038,142	1,071,666	2,194,682	2,167,797

Total	$2,296,063	$1,944,289	$2,137,811	$4,433,874	$4,355,768

Non-Distribution:

North America	$703,110	$518,725	$634,694	$1,337,804	$1,254,959

Latin America	259,090	223,820	267,170	526,260	494,385
Europe/Africa	548,444	498,734	530,835	1,079,279	1,027,462
Middle East/Asia	295,107	292,204	253,322	548,429	598,414

Non-North America	1,102,641	1,014,758	1,051,327	2,153,968	2,120,261

Total	$1,805,751	$1,533,483	$1,686,021	$3,491,772	$3,375,220

SEGMENT DATA
Revenues:
M-I SWACO	$1,155,600	$1,013,016	$1,111,190	$2,266,790	$2,172,353
Smith Oilfield	650,151	520,467	574,831	1,224,982	1,202,867

Subtotal	1,805,751	1,533,483	1,686,021	3,491,772	3,375,220

Distribution	490,312	410,806	451,790	942,102	980,548

Total	$2,296,063	$1,944,289	$2,137,811	$4,433,874	$4,355,768

Operating Income:
M-I SWACO	$132,589	$121,325	$120,404	$252,993	$268,833
Smith Oilfield	80,987	47,622	56,548	137,535	153,387

Subtotal	213,576	168,947	176,952	390,528	422,220

Distribution	13,599	(9,799)	4,702	18,301	5,722

General corporate	(35,722)	(25,844)	(56,775)	(92,497)	(52,960)

Total	$191,453	$133,304	$124,879	$316,332	$374,982

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA – SCHEDULE II
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2010	2009	2010	2010	2009

OTHER DATA(a)
Operating Income:
Smith ownership interest	$139,904	$85,825	$76,718	$216,622	$266,089
Noncontrolling ownership interest	51,549	47,479	48,161	99,710	108,893

Total	$191,453	$133,304	$124,879	$316,332	$374,982

Depreciation and Amortization:
Smith ownership interest	$82,121	$78,596	$79,790	$161,911	$157,030
Noncontrolling ownership interest	14,305	13,116	14,294	28,599	25,777

Total	$96,426	$91,712	$94,084	$190,510	$182,807

Gross Capital Spending:
Smith ownership interest	$119,361	$62,542	$85,333	$204,694	$148,304
Noncontrolling ownership interest	15,960	10,087	10,847	26,807	21,426

Total	$135,321	$72,629	$96,180	$231,501	$169,730

Net Capital Spending(b):
Smith ownership interest	$98,475	$47,020	$73,033	$171,508	$111,449
Noncontrolling ownership interest	13,505	9,305	9,809	23,314	19,580

Total	$111,980	$56,325	$82,842	$194,822	$131,029

NOTE (a): The Company derives a significant portion of its revenues and earnings from M-I SWACO and other majority-owned operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been separated between the Company’s portion and the noncontrolling interests’ portion in order to aid in analyzing the Company’s financial results.

NOTE (b): Net capital spending reflects the impact of proceeds from lost-in-hole and fixed asset equipment sales.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA – SCHEDULE III
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2010	2009	2010	2010	2009

Operating Income :
GAAP Consolidated Basis	$191,453	$133,304	$124,879	$316,332	$374,982
Adjustments for Charges (Gains):
M-I SWACO	8,058	2,983	12,809	20,867	22,284
Smith Oilfield	—	8,593	—	—	20,952
Distribution	—	1,265	—	—	1,916
General Corporate	6,746	160	26,722	33,468	2,641

Non-GAAP Consolidated Basis	$206,257	$146,305	$164,410	$370,667	$422,775

Net Income Attributable to Smith :
GAAP Consolidated Basis	$65,074	$24,386	$11,541	$76,615	$121,321
Adjustments for Charges (Gains):
Transaction-related costs	17,661	—	15,298	32,959	—
Venezuelan currency-related losses	6,340	—	19,709	26,049	—
Gain on @Balance B.V. transaction	(17,384)	—	—	(17,384)	—
Severance and restructuring costs	—	7,677	—	—	23,662
Market-to-market charge on interest rate contract	—	—	—	—	1,612

Non-GAAP Consolidated Basis	$71,691	$32,063	$46,548	$118,239	$146,595

Diluted Earnings per Share :
GAAP Consolidated Basis	$0.26	$0.11	$0.05	$0.31	$0.55
Adjustments for Charges (Gains):
M-I SWACO	0.02	0.01	0.04	0.06	0.04
Smith Oilfield	—	0.03	—	—	0.06
Distribution	—	—	—	—	0.01
General Corporate	0.01	—	0.10	0.11	0.01

Non-GAAP Consolidated Basis	$0.29	$0.15	$0.19	$0.48	$0.67

NOTE:	Management believes that it is important to highlight certain charges and gains included within operating income to assist financial statement users with comparisons between current and prior periods. For the three-month periods ended June 30, 2010 and March 31, 2010, the Company incurred $23.0 million and $15.4 million, respectively, in expenses associated with the proposed combination of the Company and Schlumberger and $0.7 million and $1.1 million, respectively, in other business combination related charges. During second quarter 2010, the Venezuelan government modified its practices with respect to certain U.S. dollar based billings indicating it would settle such commitments at 2.6 rather than 4.3 Venezuelan Bolivar Fuertes per U.S. dollar. This change reduced the U.S. dollar value of receivables outstanding as of March 31, 2010, resulting in a pre-tax loss of $11.9 million in the second quarter of 2010. In the first quarter of 2010, the Company incurred $23.0 million in charges associated with the revaluation of its Venezuelan Bolivar Fuertes denominated net asset position. The Company recognized a pre-tax gain of $20.8 million in the second quarter of 2010, as a result of remeasuring its previously held equity interest in @Balance. Amounts reported in the 2009 periods relate primarily to employee severance associated with the reduction in U.S. personnel levels.